SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report:  October 27, 2005

Date of earliest event reported:  October 21, 2005

MAINE & MARITIMES CORPORATION

(Exact name of registrant as specified in its charter)

Maine

(State or other jurisdiction of

incorporation or organization)

333-103749

(Commission File No.)

30-0155348

(I.R.S. Employer Identification No.)

209 State Street, Presque Isle, Maine 04769

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number:  207-760-2499

Maine & Maritimes Corporation

Item 2.03(a). Creation of a Direct Financial Obligation

On October 21, 2005, Maine & Maritimes Corporation (the “Corporation” or “MAM”) entered into a credit agreement with Bank of America, N.A. as administrative agent and primary lender in the maximum amount of $4,000,000, pursuant to which MAM is permitted to borrow under a revolving credit arrangement and issue letters of credit.

Approximately $1,700,000 of the $4,000,000 credit facility is to be used for letters of credit.  Interest on the facility is based on Bank of America’s prime rate, or the option of MAM to elect an interest rate based on one, two, three, or six-month LIBOR plus 2%. The facility, if not renewed, will expire three years after the closing date, but amounts advanced may be repaid and reborrowed at any time without penalty, subject to the normal requirement that MAM compensate the lenders for losses incurred due to a prepayment of a LIBOR loan before the expiration of the LIBOR interest period.  Payment may be accelerated upon standard events of default, including the failure to meet financial covenants, on a quarterly basis, commencing with the quarter ending December 31, 2005, and certain defaults by subsidiaries whose indebtedness is guaranteed by MAM. The credit facility is collateralized by the business assets of MAM, and there is no recourse to any third party.

Item 8.01. Other Events.

On October 7, 2005, Maine Public Service Company (“MPS”), a wholly-owned subsidiary of MAM, refinanced its existing line of credit, and obtained an increase in the maximum amount from $6,000,000 to $10,000,000.  It also changed the administrative agent for such loan to Bank of America.  The security for such facility remains the same as it previously was - $6,000,000 in principal amount of MPS first mortgage bonds.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Exhibits

Press Release

            99.1       Press Release of Maine & Maritimes Corporation dated October 27, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAINE & MARITIMES CORPORATION

Date:       October 27, 2005

By:          /s/ Kurt A. Tornquist

Kurt A. Tornquist

Chief Financial Officer